Exhibit (99.1)

DANBURY, CT, November 15, 2004 — Praxair, Inc. PX today announced it is notifying its industrial, medical, and specialty gas customers in the U.S. and Canada of the following price increases, effective immediately, except as otherwise permitted by the terms and conditions of customer contracts:

— 8-10% increase for bulk products in the U.S.

— 12% increase for helium worldwide

— 5-10% increase for cylinder gases (U.S. and Canada)

— 4% increase for equipment and consumables (U.S. and Canada)

— 3% increase for cylinder and equipment rental fees (U.S. and Canada)

These actions are being implemented in response to energy and logistics cost pressures for all products. For helium, the rising costs of crude gas, refined liquid purchases, and security requirements are additional factors.

Praxair also is advising customers in the U.S. and Canada that in the future it intends to modify contract terms to further enhance its ability to change prices in response to market events, such as, the increasingly volatile cost of electric power, natural gas, motor fuels and other raw materials. Electricity and/or natural gas are the largest cost factors in the production of industrial gases.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2003 sales of $5.6 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.